Exhibit 99.1

(2) The shares are held by Abingworth Bioventures 8 LP ("Abingworth 8").
Abingworth Bioventures 8 GP LP serves as the general partner of Abingworth 8.
Abingworth General Partner 8 LLP, (together with Abingworth Bioventures 8 GP LP, the "General Partners"), serves as the general partner of Abingworth Bioventures
8 GP LP.  Abingworth 8 (acting by its general partner Abingworth Bioventures 8
GP LP, acting by its general partner Abingworth General Partner 8 LLP) has delegated to Abingworth LLP all investment and dispositive power over the securities held by Abingworth 8. The Reporting Person, a Director of the Issuer,
is a member of an investment committee of Abingworth 8 which approves investment and voting decisions by majority vote and no individual member has the sole control or voting power over the securities held by Abingworth 8. Each of
Abingworth 8, Abingworth LLP, the General Partners and each member of the
Investment Committee disclaims beneficial ownership of the common stock held by
Abingworth 8.